UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2026

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-3400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BTU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On May 28, 2026, Peabody Energy Corporation (the “Company” or “Peabody”) priced its private offering of $225 million in aggregate principal amount of 0.50% Convertible Senior Notes due 2031 (the “Initial Notes”). On May 29, 2026, the initial purchasers in such offering exercised their option (the “Notes Option”) to purchase an additional $25 million in aggregate principal amount of the Notes (together with the “Initial Notes,” the “Notes”), bringing the total aggregate principal amount of the Notes to $250 million. On June 2, 2026, the Company completed the private offering of the Notes. The Notes are senior unsecured obligations of the Company.

The net proceeds from this offering were approximately $243.3 million, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. The Company intends to use approximately $16.7 million of the net proceeds from the offering of the Notes to fund the cost of entering into Capped Call Transactions (as defined below) and, together with available cash, to repurchase approximately $241.2 million aggregate principal amount of Peabody’s outstanding 3.250% Convertible Senior Notes due 2028 (the “2028 Notes”) for a total cash purchase price of approximately $388.8 million.

In connection with the issuance of the Notes, the Company entered into an Indenture, dated June 2, 2026 (the “Indenture”), with Wilmington Trust, National Association, as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The Notes will mature on June 1, 2031, unless earlier repurchased, redeemed or converted in accordance with their terms. The Notes will bear interest from June 2, 2026 at a rate of 0.50% per year payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2026.

The Notes will be convertible at the option of the holders only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2026, if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “Measurement Period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price per share of the Company’s common stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on the Company’s common stock; (4) if the Company calls such Notes for redemption; and (5) at any time from, and including, December 1, 2030 until the close of business on the second scheduled trading day immediately before the maturity date.

Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The initial conversion rate for the Notes will be 26.0970 shares of the Company’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $38.32 per share of the Company’s common stock. The initial conversion price represents a premium of approximately 32.5% over the U.S. composite volume weighted average price of Peabody’s common stock from 9:30 a.m. through 4:00 p.m. Eastern Daylight Time on May 28, 2026, which was $28.9197 per share. The conversion rate and conversion price are subject to adjustment under certain circumstances in accordance with the terms of the Indenture. If certain corporate events described in the Indenture occur prior to the maturity date, or the Company delivers a redemption notice (as described below), the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event or redemption notice, as the case may be, in certain circumstances.

The Company may not redeem the Notes prior to June 5, 2029, except in the event of a cleanup redemption (as defined below). The Company may redeem the Notes in whole or in part (subject to certain limitations), at its option at any time, and from time to time, on or after June 5, 2029 and on or before the 31st scheduled trading day immediately before the maturity date, at a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if (i) the notes are

“freely tradable” (as defined in the Indenture), and all accrued and unpaid additional interest, if any, has been paid in full, as of the date the Company sends the related redemption notice; and (ii) the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $75 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. No sinking fund is provided for the Notes.

Peabody may redeem for cash all, but not less than all, of the Notes at any time if (i) the Notes are “freely tradable” (as defined in the Indenture), and all accrued and unpaid additional interest, if any, has been paid in full, as of the date Peabody sends the related redemption notice; and (ii) the amount of the Notes that remains outstanding is less than 15% of the aggregate principal amount of the Notes initially issued under the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (a “cleanup redemption”).

If the Company undergoes a fundamental change (as defined in the Indenture), noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The description of the Indenture contained herein is qualified in its entirety by reference to the text of the Indenture filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Capped Call Transactions

On May 28, 2026, in connection with the offering of the Notes, and on May 29, 2026, in connection with the initial purchasers’ exercise of the Notes Option, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the initial purchasers or their affiliates and certain other financial institutions (the “Option Counterparties”) pursuant to capped call confirmations in substantially the form filed as Exhibit 10.1 to this Current Report on Form 8-K. The Capped Call Transactions are expected generally to reduce the potential dilution to the Company’s common stock upon any conversion of the Notes prior to May 30, 2030, and/or offset any potential cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. The cap price of the Capped Call Transactions will initially be $50.6095 per share, which represents a premium of approximately 75.0% over the U.S. composite volume weighted average price of the Company’s common stock from 9:30 a.m. through 4:00 p.m. Eastern Daylight Time on May 28, 2026 (which was $28.9197 per share), and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions will expire over a period of trading days beginning on April 17, 2030.

The description of the Capped Call Transactions contained herein is qualified in its entirety by reference to the text of the form of capped call confirmation relating to the Capped Call Transactions filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Convertible Notes

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for initial resale by the initial purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions based in part on representations made by the initial purchasers in the purchase agreement pursuant to which the Company sold the Notes to the initial purchasers. Neither the Notes nor the shares of the Company’s common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act and these securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of June 2, 2026, between Peabody Energy Corporation and Wilmington Trust, National Association, as trustee.

4.2	Form of 0.50% Convertible Senior Notes due 2031 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

June 2, 2026	By:	/s/ Scott T. Jarboe
	Name:	Scott T. Jarboe
	Title:	Chief Administrative Officer and Corporate Secretary